                                                                     EXHIBIT 6.7


                            BUSINESS LOAN AGREEMENT

     The undersigned, SYMPLEX COMMUNICATIONS CORPORATION, a Delaware corporation, with its chief executive offices located at 5 Research Drive, Ann Arbor, Michigan (the"Borrower"), has requested from MICHIGAN NATIONAL BANK, A NATIONAL BANKING ASSOCIATION, of 27777 Inkster Road, (10-60), Farmington Hills, Michigan 48333-9065 (the "Bank"), and Bank agrees to make, or has made, the loan(s) described below (the "Loans") under the terms and conditions set forth in this Business Loan Agreement ("Agreement").

I.   LOANS.

     The following Loans and any amendments, extensions, renewals or refinancings thereof are subject to this Agreement:

                      INTEREST                   MATURITY    LOAN
     TYPE OF LOAN       RATE      NOTE AMOUNT      DATE      DATE
A.   Line of Credit   MNBP + 2%   $500,000.00    01/05/98  03/25/97

B.   Term Loan        MNBP + 2%   $500,000.00    12/31/99  03/25/97

Purpose of Loans listed above:

A.   Working capital liquidity.
B.   Term out a portion of existing line of credit.


II.  BORROWER'S REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants to Bank, all of which representations and warranties shall be continuing until all of the Indebtedness is fully paid to Bank and Borrower's obligations under this Agreement and the Related Documents are fully performed, as follows:

A. BORROWER'S EXISTENCE AND AUTHORITY. Borrower is a California corporation, and the Person executing this Agreement has full power and complete authority to execute this Agreement and all Related Documents.

B. VALIDITY OF INDEBTEDNESS AND AGREEMENT. Borrower's Indebtedness to Bank, this Agreement, and all Related Documents are valid, binding upon, and fully enforceable against Borrower in accordance with their respective terms.

C.   NATURE OF BORROWER'S BUSINESS.  The nature of Borrower's business is:
Design, manufacture and sales of data communication equipment.

D. FINANCIAL INFORMATION. All financial information provided to Bank has been prepared and will continue to be prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and fully and fairly present the financial condition of Borrower. There has been no material adverse change in Borrower's business, Property, or financial condition since the date of Borrower's latest Financial Statements provided to Bank.

E. TITLE AND ENCUMBRANCES. Borrower owns and has good title to all of its Property, and there are no liens or encumbrances on any of the Property except as have been disclosed to Bank in writing prior to the date of this Agreement and as are identified and listed in an attachment to this Agreement (the"Permitted Encumbrances"). Borrower agrees that Borrower shall not obtain further loans, leases, or extensions of credit from any Person identified in the Permitted Encumbrances list or otherwise without Bank's prior written consent.

F. NO LITIGATION. There are no suits or proceedings pending before any court, government agency, arbitration panel, or administrative tribunal, or, to Borrower's knowledge, threatened against Borrower, which may result in any material adverse change in the business, Property or financial condition of Borrower.

G. NO MISREPRESENTATIONS. All representations and warranties in this Agreement and the Related Documents are true and correct and no material fact has been omitted.

H. EMPLOYEE BENEFIT PLANS. Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA, and has not incurred any material liability to the PBGC in connection with any employee benefit plan established or maintained by Borrower, and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

I. ENVIRONMENTAL COMPLIANCE. Borrower is in full compliance and conformity with all applicable Environmental Laws and Borrower (and all Obligors) agree to indemnify and hold Bank harmless from all costs and expenses, including reasonable attorney fees, incurred by Bank related to any Borrower violation of any Environmental Laws.


III. AFFIRMATIVE COVENANTS.

     As of the date of this Agreement and continuing until Borrower's obligations under this Agreement and the Related Documents are fully performed and the Indebtedness is fully repaid to Bank, Borrower SHALL AT ALL TIMES:
                                                       ------------------

A.   FINANCIAL REQUIREMENTS.

     1.        Maintain a Current Ratio of not less than 1.0 to 1;

     2.        Maintain a Net Worth of not less $750,000.00.

B.   BOOKS AND REPORTS.

     1.        FINANCIAL STATEMENTS.  Within one hundred twenty (120) days after
                                             ------------------  ---
               the end of each fiscal YEAR, furnish to Bank, in form acceptable to Bank, AUDITED Financial Statements prepared and certified by a CERTIFIED PUBLIC ACCOUNTANT acceptable to Bank.

     2.        FINANCIAL STATEMENTS.  Within thirty (30) days after the end of
                                             ------  --
               each fiscal month, furnish to Bank, in form acceptable to Bank, compiled Financial Statements, prepared by management.

     3. ACCOUNTS PAYABLE AGINGS. At Bank's request, furnish Bank a report signed by Borrower's Treasurer or chief financial officer, showing the number and dollar sum of all of Borrower's accounts payable outstanding and unpaid for more than 30, 60, and 90 days. All of Borrower's accounts payable reports shall be in form satisfactory to Bank and, upon Bank's request, Borrower agrees to immediately provide Bank such additional information with respect to any account payable as Bank shall request, including, but not limited to, a list with the name, address and amount of each account payable.

     4. OTHER. Promptly furnish to Bank such other information and reports concerning the Borrower's business, Property, and financial condition as are provided to Borrower's owners or as Bank shall request, and permit Bank to inspect, confirm, and copy Borrower's books and records at any time during Borrower's normal business hours.

C. NOTICE OF ADVERSE EVENTS. Promptly notify Bank in writing of any litigation, governmental proceeding, default or any other occurrence which could have a material adverse effect on Borrower's business, Property or financial condition.

D. MAINTAIN BUSINESS EXISTENCE AND OPERATIONS. Do all things necessary to keep in full force and effect Borrower's corporate, partnership, proprietorship, trust, or other existence, as the case may be, and to continue its business described in Paragraph II C. as presently conducted. Borrower shall not change its corporate, partnership, proprietorship, trust, or other existence, nor sell or merge Borrower's business, in whole or in part, to or with any other Person, without the prior written consent of Bank.

E. INSURANCE. Maintain adequate fire and extended risk coverage, business interruption, workers disability compensation, public liability, environmental, flood, and such other insurance coverages as may be required by law or as may be required by Bank. All insurance policies shall be in such amounts, upon such terms, in form, and carried with such insurers, as are acceptable to Bank. Borrower shall provide evidence satisfactory to

     Bank of all insurance coverages and that the policies are in full force and effect, and for all insurance coverages upon any Property which is Collateral, the insurance policy shall be endorsed to provide Bank with a standard loss payable clause with not less than thirty (30) days advance written notice to Bank by the insurer of any cancellations or modification of coverage (CF12181185). Any failure by Borrower to maintain insurance as provided in this Agreement shall be an Event of Default and Bank may obtain insurance, without obligation to do so, and all amounts so expended by Bank shall be added to the Indebtedness or shall be payable on demand, at Bank's option.

F. PAYMENT OF TAXES. Promptly pay all taxes, levies and assessments due to all local, State and Federal agencies. Except to the extent that Borrower has established a cash reserve and is actively pursuing a tax appeal, any failure by Borrower to promptly pay any taxes, levies and assessments due shall be an Event of Default.

G.   EMPLOYEE BENEFIT PLANS.

     1. At all times meet the minimum funding requirements of ERISA concerning all of Borrower's employee benefit plans subject to ERISA.

     2. At no time allow any event to occur or condition concerning any employee benefit plan subject to ERISA which might constitute grounds for termination of the plan or for the appointment of a trustee to administer the plan.

     3. At no time allow any employee benefit plan subject to ERISA to be the subject of voluntary or involuntary termination proceeding.

H. ENVIRONMENTAL LAWS COMPLIANCE/NOTICES/INDEMNITY. Strictly comply with all Environmental Laws applicable to Borrower's business. Borrower agrees to notify Bank, not later than ten (10) days after Borrower's receipt, of any summons, notice, lawsuit, citation, letter, or other advice received by Borrower from any Federal, State, or local agency or unit of government or other Person, which asserts that Borrower is in violation of any Environmental Laws. Borrower (and the Obligors) agree to indemnify and hold Bank harmless from all violations by Borrower of any Environmental Laws, which indemnity shall include all costs and expenses incurred by Bank, including legal fees, which are related to any violation by Borrower of any Environmental Laws, whether or not the Indebtedness has been paid at the time any such proceeding, claim, or action is instituted against Bank. Borrower further agrees that Bank may at any time, at Borrower's sole cost and expense, hire or require Borrower to hire and provide Bank with an environmental audit prepared by an independent environmental engineering firm acceptable to Bank to confirm the continuing truth and accuracy of Borrower's environmental representations, warranties, and agreements set forth in this Agreement.

I. USE OF PROCEEDS; PURPOSE OF LOANS. Use the proceeds of the Loan(s) only for

     Borrower's business described in Paragraph II C, and only for those purposes stated in Paragraph I.

J. MAINTENANCE OF RECORDS; CHANGE IN PLACE OF BUSINESS OR NAME. Keep all of its books and records at the address set forth in this Agreement, and give the Bank prompt written notice of any change in its principal place of business, in the location of Borrower's books and records, in Borrower's name, and of any change in the location of the Collateral. Provided, however, that Borrower shall not relocate its headquarters or operations outside the state of Michigan without the written approval of Bank.

K. EMPLOYMENT LAWS. Strictly comply with all Federal and State laws pertaining to Borrower's employees, including by way of illustration but not of limitation, the Michigan Workers' Disability Compensation Act, MCL
     418.101 et seq., as amended, Michigan Employment Security Act, MCL 421.1 et
             ------                                                           --
     seq., as amended, and the Fair Labor Standards Act, 29 USC 201 et seq., as
     ---                                                            -------
     amended.

L. GENERAL COMPLIANCE WITH LAW. At all times operate Borrower's business in strict compliance with all applicable Federal, State, and local laws, ordinances and regulations, and refrain from and prevent Borrower's partners, owners, directors, officers, employees and agents from engaging in any civil or criminal activity proscribed by Federal, State or local law.

IV.  NEGATIVE COVENANTS.

     Until all of Borrower's obligations under this Agreement and the Related Documents are fully performed and the Indebtedness is fully repaid, Borrower shall not:
              ---------

A. INVESTMENT IN FIXED ASSETS. Invest in fixed assets in excess of $50,000.00 in any twelve (12) month period, without Bank's prior written consent.

B. LEASES. Enter into any lease of personal or real property which would cause Borrower's aggregate annual rental obligations to exceed $50,000.00 without Bank's prior written consent.

C. NO BORROWINGS, GUARANTEES, OR LOANS. Borrower money or act as guarantor of any loan or other obligation or lend any money to any Person without Bank's prior written consent. Any sale of Borrower's accounts receivable shall be deemed the borrowing of money.

D. LIENS AND ENCUMBRANCES; TRANSFER OF ASSETS. Mortgage, assign, or encumber any of its Property except to Bank, nor sell, transfer or assign any Property except in the ordinary course of business.

E. DIVIDENDS, DISTRIBUTIONS; CAPITAL STRUCTURE. Pay dividends or make capital distributions without Bank's prior written consent. If Borrower is a corporation, it shall not purchase, sell, or retire any of its shares, nor alter or amend its capital structure without Bank's prior written consent, provided, however, with respect to any year in which Borrower is taxed by the Internal Revenue Service as an "S" Corporation, Borrower may make a distribution of profits to its shareholders not to exceed an amount necessary to enable its shareholders to pay their personal State and Federal taxes directly attributable to the profits earned by Borrower in such year. Bank consents and acknowledges to the proposed Canadian IPO to be concluded during 1997.

F. LONG TERM CONTRACTS. Enter into any contracts exceeding one year in duration for operating, capital or financing leases.

V.   SECURITY FOR LOANS.

A. SECURITY INTERESTS. Borrower has previously granted security interests in all of its personal property assets, as more fully described in a Restructure Agreement of even date herewith, and hereby restates and reaffirms the same.

VI.  EVENTS OF DEFAULT.

     The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

A. FAILURE TO PAY AMOUNTS DUE. Any principal or interest on any Indebtedness to Bank is not paid when due.

B. MISREPRESENTATION; FALSE FINANCIAL INFORMATION. Any statement, warranty or representation of Borrower in connection with or contained in this Agreement, the Related Documents, or any Financial Statements now or hereafter furnished to the Bank by or on behalf of the Borrower, is false or misleading.

C. NONCOMPLIANCE WITH BANK AGREEMENTS. Borrower breaches any covenant, term, condition or agreement stated in this Agreement or any other agreement including, but not limited to the Related Documents.

D. CESSATION/TERMINATION OF EXISTENCE. Borrower shall cease doing business or Borrower's existence is terminated by death, sale, dissolution, merger or otherwise.

E. BANKRUPTCY OR RECEIVERSHIP. Any conveyance is made of substantially all of Borrower's assets, any assignment is made for the benefit of creditors, any receiver is appointed, or any insolvency, liquidation or reorganization proceeding under the Bankruptcy Code or otherwise shall be filed by or against Borrower.

F. ATTACHMENTS; TAX LIENS. Any attachment, execution, levy, forfeiture, tax lien or similar writ or process is issued against the Collateral.

G. INDICTMENT. The institution of any criminal proceeding against Borrower, Borrower's management, or any Obligor.

H. AUTHORITY TO CHARGE INTEREST RATE ADVERSELY AFFECTED. Bank shall determine the Loans interest rate is usurious or is otherwise unlawful or limited.

I. MATERIAL ADVERSE CHANGE. Any material adverse change occurs or is imminent the effect of which would be to substantially diminish Borrower's or any Obligor's financial condition, business, ability to perform their agreements with the Bank, or the value of the Collateral.

J. OTHER LENDER DEFAULT. Any other indebtedness to the Bank or any other creditor becomes due and remains unpaid after acceleration of the maturity or after the maturity stated.

VII.  REMEDIES ON DEFAULT.

A. ACCELERATION. Upon the occurrence of any Event of Default, the Loans and all Indebtedness to Bank may, at the option of Bank, and without demand or notice of any kind, be declared to be immediately due and payable.

B. REMEDIES CUMULATIVE. The remedies provided for in this Agreement are cumulative and not exclusive, and Bank may exercise any remedies available to it at law or in equity, and as are provided in this Agreement, the Related Documents, and any other agreement between Borrower and Bank.

C. NO WAIVER. No delay or failure of Bank in exercising any right, remedy, power or privilege hereunder shall affect that right, remedy, power or privilege, nor shall any single or partial exercise thereof preclude the exercise of any other right, remedy, power or privilege. No delay or failure of Bank to demand strict adherence to the terms of this Agreement shall be deemed to constitute a course of conduct inconsistent with the Bank's right to at any time, before or after any Event of Default, demand strict adherence to the terms of this Agreement and the Related Documents.

D. BANK'S RIGHT OF SET-OFF. Upon the occurrence of any Event of Default, Bank shall have the right to apply any or all of Borrower's and any Obligor's bank accounts or any other Property held by Bank against any Indebtedness of Borrower to Bank.

VIII. CROSS-COLLATERALIZATION/CROSS DEFAULT.

      Borrower agrees that all Collateral is security for the Loans under this Agreement and for all other Indebtedness of Borrower to Bank, whether or not such Indebtedness is related by class or kind and whether or not contemplated by the parties at the time of executing each evidence of Indebtedness. Any Borrower default under the terms of any Indebtedness to Bank shall constitute an Event of Default under this Agreement. Any

     Event of Default under this Agreement shall be a default under any Indebtedness of Borrower to Bank.

IX.  MISCELLANEOUS.

A. COMPLIANCE WITH BANK AGREEMENTS. Borrower acknowledges that it has read, and agrees to fully comply with this Agreement, the Related Documents, and all other agreements between Borrower and Bank.

B. EXPENSES. Borrower agrees to pay all of Bank's expenses incidental to perfecting Bank's security interests and liens, the Bank's payment of any insurance premiums, Uniform Commercial Code search fees, Environmental Laws inspections and audits, appraisals, and fees incurred by Bank for audits, inspection, and copying of Borrower's books and records. Borrower also agrees to pay all costs and expenses of Bank, including reasonable attorney fees, in connection with the enforcement of the Bank's rights and remedies under this Agreement, the Related Documents and any other agreement, and in connection with the preparation of any amendments, modifications, waivers or consents with respect to this Agreement.

C. FURTHER ACTION. Borrower agrees, from time to time upon Bank's request, to make, execute, acknowledge, and deliver to Bank such further and additional instruments, documents, and agreements, and to take such further action as may be required to carry out the intent and purpose of this Agreement and repayment of the Loans.

D. GOVERNING LAW, PARTIAL ILLEGALITY. This Agreement and the Related Documents shall be interpreted and the rights of the parties determined under the laws of the State of Michigan. Should any part, term, or provision of this Agreement be adjudged illegal or in conflict with any law of the United States or State of Michigan, the validity of the remaining portion or provisions of the Agreement shall not be affected.

E. WRITINGS CONSTITUTE ENTIRE AGREEMENT; MODIFICATIONS ONLY IN WRITING. This Agreement, the Related Documents and all other written agreements between Borrower and Bank, constitute the entire agreement of the parties, and there are no other agreements, express or implied. This Agreement supersedes any and all commitment letters or term sheets heretofore issued in connection with this Loan. None of the parties shall be bound by anything not expressed in writing, and neither this Agreement, the Related Documents, nor any other agreement can be modified except by a writing executed by Borrower and by the Bank. This Agreement shall inure to the benefit of and shall be binding upon all of the parties to this Agreement and their respective successors, estate representatives, and assigns, provided however, that Borrower cannot assign or transfer its rights or obligations under this Agreement without Bank's prior written consent.

F. CREDIT INQUIRIES. Borrower hereby authorizes Bank to respond to any credit inquiries received by Bank from trade creditors to other credit granting institutions.

G. RELEASE OF CLAIMS AGAINST BANK. In consideration of the Bank's making the Loans described in this Agreement, Borrower and the Obligor(s) do each hereby release and discharge Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which Borrower or any of the Obligor(s) have against the Bank from the date of their respective first contact with Bank up to the date of this Agreement. Borrower and the Obligor(s) confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Related Documents and do each acknowledge and agree that Bank is relying upon this release in extending the Loans to Borrower.

H. WAIVER OF JURY TRIAL. Borrower and the Obligor(s) do each knowingly, voluntarily and intelligently waive their constitutional right to a trial by jury with respect to any claim, dispute, conflict or contention, if any, as may arise under this Agreement or under the Related Documents, and agree that any litigation between the parties concerning this Agreement and the Related Documents shall be heard by a court of competent jurisdiction sitting without a jury. Borrower and the Obligor(s) hereby confirm to Bank that they have reviewed the effect of this waiver of jury trial with competent legal counsel of their choice, or have been afforced the opportunity to do so, prior to signing this Agreement and the Related Documents and do each acknowledge and agree that Bank is relying upon this waiver in extending the Loans to Borrower.

I. HEADINGS. All section and paragraph headings in this Agreement are included for convenience only and do not constitute a part of this Agreement.

J. TERM OF AGREEMENT. Unless superseded by a later Business Loan Agreement, this Agreement shall continue in full force and effect until all of Borrower's obligations to Bank are fully satisfied and the Loans and Indebtedness are fully repaid.

X.   DEFINITIONS.

     The following words shall have the following meanings in this Agreement:

A. "AVERAGE INVESTABLE BALANCE" shall mean the average daily ledger balance in Borrower's deposit account referred to in Paragraph III K. of this Agreement, less (i) average daily uncollected deposits, (ii) Bank's reserve requirement, and (iii) amounts necessary to offset applicable services charges, for the period covered by the account analysis statement provided by Bank, as shown on such account analysis statement.

B. "BASE RATE" or "PRIME RATE" shall mean that variable rate of interest from time to time established by the bank designated in the Loan promissory note(s) and Section I. of this Agreement as its base or prime commercial lending rate.

C. "BANK" shall mean Michigan National Bank, a national banking association, and any successor or assign.

D. "COLLATERAL" shall mean that Property which Borrower and any other Obligor has pledged, mortgaged, or granted Bank a security interest in, wherever located and whether now owned or hereafter acquired, together with all replacements, substitutions, proceeds and products thereof.

E. "CURRENT RATIO" shall mean that ratio obtained by dividing total current assets by total current liabilities as determined under GAAP.

F. "DEBT SERVICE COVERAGE RATIO" shall mean that ratio obtained by dividing the sum of Borrower's (i) net income after taxes and distributions, (ii) interest expense, (iii) depreciation expenses, and (iv) amortization expense, by the sum of Borrower's interest expense plus current maturities of long-term debt, all as determined under GAAP.

G. "ENVIRONMENTAL LAWS" shall mean all laws, regulations, and rules of the United States of America, State of Michigan, and local authorities which pertain to the environment, including but not limited to, the Clean Air Act (42 USC 7401 et seq.), Clean Water Act (33 USC 1251 et seq.), Resource
                  -------                                -------
     Conservation and Recovery Act of 1976 (42 USC 6901 et seq.), Comprehensive
                                                        -------
     Environmental Response, Compensation, and Liability Act of 1980 (42 USC 9601 et seq.), Hazardous Materials Transportation Act (49 USC 1801 et
          ------                                                        --
     seq.), Solid Waste Disposal Act (42 USC 6901 et seq.), Toxic Substances
                                                  ------
     Control Act (15 USC 2601 et seq.), Michigan Resource Recovery Act (MCL
                              ------
     299.501 et seq.), Environmental Response Act (MCL 299.601), and Underground
             ------
     Storage Tank Regulatory Act (MCL 299.701 et seq. and 299.801 et seq.), as
                                              ------              -------
     each of said statutes have been or are hereafter amended, together with all rules and regulations promulgated by the Environmental Protection Agency and Michigan Department of Natural Resources and all additional environmental laws, rules, and regulations in effect on the date of this Agreement and as may be enacted and effective.

H. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor act.

I. "EVENT OF DEFAULT" shall mean any of the events described in Section VI of this Agreement or in the Related Documents.

J. "FINANCIAL STATEMENTS" shall mean all balance sheets, cash flows, earnings statements, and other financial information (whether of the Borrower or an Obligor) which have been, are now, or are in the future furnished to Bank.

K. "GAAP" shall mean "generally accepted accounting principles" consistently applied, as set forth from time to time in the Opinion of the Accounting Principles Board of the American Institute or Certified Public Accountants and the Financial Accounting Standards Board, or which have other substantial authoritative support.

L. "INDEBTEDNESS" OR "OBLIGATIONS" shall mean all Loans, indebtedness, and obligations of Borrower to the Bank, including but not limited to, any Bank advances for payments of insurance, taxes, amounts advanced by Bank to protect its interest in the Collateral, overdrafts in deposit accounts with Bank, and all other indebtedness, obligations and liabilities of Borrower to Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

M. "MICHIGAN NATIONAL BANK PRIME RATE" or "MNB PRIME" shall mean that variable rate of interest so designated and from time to time established as the Michigan National Bank prime commercial lending rate or such other prime commercial lending rate.

N.   "N/A" shall mean not applicable.

O. "NET WORTH" shall mean the difference between Borrower's total assets and total liabilities, as determined under GAAP.

P. "OBLIGOR" shall mean any person having any obligation to Bank, whether for the payment of money or otherwise, under this Agreement or under the Related Documents, including but not limited to any guarantors of Borrower's Indebtedness.

Q. "PBGC" shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to the powers and functions of the Pension Benefit Guaranty Corporation.

R. "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision, agency or other entity.

S. "PROPERTY" shall mean all of Borrower's (or other Obligor's, as applicable) assets, tangible and intangible, real and personal.

T. "QUICK RATIO" shall mean the total of Borrower's cash marketable securities and accounts receivable, divided by current liabilities, as determined under GAAP.

U. "RELATED DOCUMENTS" shall mean any and all documents, promissory notes, security agreements, leases, mortgages, guaranties, pledges, and any other documents or agreement executed in connection with this Agreement. The term shall include documents existing before, at the time of execution of, this Agreement, and documents executed after the date of this Agreement.

V. "WORKING CAPITAL" shall mean the excess of Borrower's current assets over current liabilities, determined under GAAP.

XI.  ADDITIONAL PROVISIONS:

     Borrower shall not sell, transfer or otherwise dispose of any asset or segment of Borrower's business in excess of $50,000.00 which is out of Borrower's ordinary course of business without Bank's written consent.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 25th day of March, 1997.

WITNESSES:                                   BORROWER

                                             SYMPLEX COMMUNICATIONS
                                             CORPORATION
                                             a Delaware corporation


  /s/ Constance L. Brown                     By: /s/ Thomas Radigan
 -------------------------------                --------------------------------
                                             Its:CFO
                                                 -------------------------------
  [Illegible]
 -------------------------------



                                             BANK

                                             MICHIGAN NATIONAL BANK
                                             a national banking association


  /s/ L. Susan Hayward                       By: [Illegible]
 -------------------------------                --------------------------------
                                             Its: CAM
                                                 -------------------------------
  [Illegible]
 -------------------------------

                                  ADDENDUM TO
                            BUSINESS LOAN AGREEMENT

                               (LINE OF CREDIT)

     This Addendum Agreement ("Addendum") is an integral part of the Business Loan Agreement executed by Borrower, and each and all of the terms, conditions, provisions and agreements set forth in the Business Loan Agreement are incorporated by this reference into this Addendum.

I.   LINE OF CREDIT LOAN

     Under those terms and conditions set forth in the Business Loan Agreement and in this Addendum, and provided there shall exist no Event of Default, Bank agrees to loan to Borrower, from time to time at Borrower's request, up to but not to exceed THE LESSER OF the principal sum of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00)or the maximum of Advances allowable under the Advance Formula set forth in Section IV of this Addendum (the "Line of Credit Loan").

II.  LINE OF CREDIT NOTE

     The Line of Credit Loan shall be signified by Borrower's execution and delivery to Bank of a promissory note in the amount of the Line of Credit Loan (the "Line of Credit Note").

III. EXPIRATION OR SUSPENSION OF BANK'S COMMITMENT

     Bank's obligation to Advance any sum to Borrower under the Line of Credit Loan and Line of Credit Note shall automatically (a) cease and terminate upon the maturity date stated in the Line of Credit Note, and (b) suspend or terminate (at Bank's option), upon the occurrence of any Event of Default unless Bank agrees in writing to waive said Event of Default. No subsequent Advance by Bank shall be construed as a waiver by Bank of the benefit of this provision, nor shall Bank be estopped thereby to refuse any subsequent Borrower Advance request.

IV.  ADVANCE FORMULA

     All Advances to Borrower under the Line of Credit Note shall be made under the following Loan Advance Formula:

A.   70% of Borrower's Eligible Accounts, plus

B.   25% of Borrower's Eligible Inventory.

V.   BORROWING PROCEDURE

A. Borrower may request an Advance on any day the Bank is open for business, and Bank will promptly make the Advance available to Borrower by crediting Borrower's general deposit account number 4800105225 in the amount requested, or in such other manner as Borrower shall request in writing, unless:

     (1) Bank's commitment to Borrower under the Line of Credit Loan has expired; or

     (2) The requested Advance, when aggregated with all of Borrower's previous unpaid Advances, would cause the unpaid principal balance of the Line of Credit Note to exceed the lesser of the Line of Credit Loan Amount or the maximum Advance amount determined by use of the above Advance Formula.

VI.  BORROWER REPORTS

     Until all Advances under the Line of Credit Note, together with accrued interest thereon, are fully repaid to Bank, Borrower agrees promptly to provide Bank with the following periodic reports:

A. ACCOUNT AGING REPORT. If the above Advance Formula is computed in whole or in part by the use of a percentage of Eligible Accounts, Borrower shall furnish to Bank, not later than the 25th day of each calendar month, a report signed by Borrower's Treasurer or chief financial officer, showing the number and dollar sum of all of Borrower's Accounts outstanding and unpaid at the end of Borrower's preceding month, together with an aging schedule showing the number and dollar amounts of all Accounts outstanding and unpaid for more than 30, 60, and 90 days. All of Borrower's Account reports shall be in form satisfactory to the Bank, and upon Bank's request Borrower agrees immediately to provide to Bank such additional Accounts information as Bank shall request, including but not limited to, a list of the name, address, and amount of each Account Debtor's indebtedness to Borrower.

B. ELIGIBLE INVENTORY. If the above Advance Formula is computed in whole or in part as a percentage of Eligible Inventory, Borrower shall furnish to Bank, not later than the 25th day of each calendar month, a report of Borrower's Eligible Inventory for the preceding month, signed by Borrower's Treasurer or chief financial officer, in a report form satisfactory to Bank.

C. VERIFICATION OF ACCOUNTS. Bank, at its option, may verify Borrower's Accounts with Account Debtors, and Borrower agrees to promptly take whatever action and execute such documents as in Bank's determination may be necessary to aid Bank in such verification.

VII. DETERMINATION OF ELIGIBLE ACCOUNTS AND ELIGIBLE INVENTORY

     Upon receipt of Borrower's above Accounts and Inventory reports, Bank shall determine which Accounts and Inventory shall be eligible for inclusion in the Advance Formula.

A. ELIGIBLE ACCOUNTS. For an Account to be eligible for an Advance, it must have the characteristics listed in this sub-paragraph VII-A. Borrower represents, warrants to, and agrees with Bank, as of the date of this Addendum and continuing until all of Borrower's obligations under this Addendum and the Business Loan Agreement are fully satisfied and all Advances and accrued interest due under the Line of Credit Note are fully repaid, that:

1. Each Account arose in the ordinary course of Borrower's business from the sale or lease of goods or services which have been delivered to and accepted by the Account Debtor, and is represented by an invoice delivered to the Account Debtor;

2. Accounts outstanding for 90 days or more after the original invoice date, shall be excluded from the Advance Formula; if more than ten percent (10%) of any Account Debtor's Accounts with Borrower remain unpaid for more than 90 days after the original invoice date, all Accounts with respect to that Account Debtor shall be excluded from the Advance Formula.

3. Each Account is an unconditional, valid, legal and enforceable claim due and owing to Borrower by the Account Debtor in the amount represented on the Accounts report(s);

4. The unpaid balance of each Account is not subject to any defense, counterclaim, setoff, credit, or adjustment for returned or damaged goods or inferior services and there is no agreement between Borrower and the Account Debtor or any other person for any rebate, concession, discount, or release of liability, in whole or in part, except as has been disclosed to Bank in writing.

5. Each Account is subject to no security interest or claim other than Bank's security interest;

6. Borrower has no knowledge of the insolvency of any Account Debtor or of any proceeding with respect to bankruptcy or other debtor relief by or against any Account Debtor;

7.   The Account Debtor is not an Affiliate of the Borrower;

8. The Account Debtor is not an Account Debtor whom Bank has, in the exercise or Bank's reasonable discretion, determined to be an ineligible Account Debtor, and as to whom the Bank has given notice to Borrower that such Account Debtor shall be considered ineligible.

9. Each Account is either an eligible domestic Account or an eligible foreign Account secured with Exim Bank insurance or approved by the International Department of Bank.

B. ELIGIBLE INVENTORY. For Inventory to be eligible for an Advance, each item of Inventory must have the characteristics listed in this subparagraph VII-
     B.  Borrower represents and
     warrants to, and agrees with Bank, as of the date of this Addendum and continuing until all of Borrower's obligations under this Addendum and the Business Loan Agreement are fully satisfied and all Advances and accrued interest due under the Line of Credit Note are fully repaid, that:

1. The Inventory is of good and merchantable quality, is salable by Borrower in the ordinary course of Borrower's business, and is not obsolete;

2. The Inventory is subject to no security interest or claim other than Bank's security interest;

3. The Inventory is located at the location or locations disclosed in writing to Bank and at no other location;

4. All Inventory has been valued at the lesser of cost or fair market value on Borrower's Inventory report to Bank.

VIII. EVENTS OF DEFAULT

     The occurrence of any of the following events shall constitute an Event of Default under the Addendum:

A. Any Event of Default under the Business Loan Agreement of which this Addendum is a part;

B.   Any Borrower breach of any provision or agreement in this Addendum;

C. Any representation or warranty made under this Addendum is or becomes false or misleading in any material respect;

D. The aggregate unpaid principal amount of all Advances under the Line of Credit Note exceeds the maximum Advances available as determined under the Advance Formula.

IX.  REMEDIES ON DEFAULT

     Upon the occurrence of any Event of Default under this Addendum, Bank shall have all remedies as are provided by law or by the Business Loan Agreement, the Line of Credit Note, or any mortgage, security or other collateral agreement.

X.   DEFINITIONS.

     As used in this Addendum the following terms shall have the following meanings:

A. "ACCOUNTS", "INVENTORY" and "ACCOUNT DEBTOR" shall each have the meanings statutorily provided in Article 9 of the Michigan Uniform Commercial Code.

B. "ADVANCE" or "ADVANCES" shall mean a loan or loans of money from Bank to Borrower.

C. "ADVANCE FORMULA" shall mean Bank's computation of the maximum aggregate Advances to which Borrower from time to time will be entitled under the Line of Credit Loan, by application of the percentages set forth in Section IV above to Borrower's Eligible Accounts and/or Inventory determined under
     Section VII above.

D. "AFFILIATE" shall mean any Person which directly or indirectly controls or is controlled by, or is under common control with Borrower, and all shareholders, directors, and officers of Borrower.


XI   ADDITIONAL PROVISIONS. ____________________________________________________

________________________________________________________________________________

_____________________________.


     IN WITNESS WHEREOF, the parties have executed this Addendum on this 25th day of March, 1997.

                                    BORROWER

                                    SYMPLEX COMMUNICATIONS
                                     CORPORATION,
                                    a Delaware corporation


                                    By:   /s/ Thomas Radigan
                                          ------------------------
                                    Its:    CFO
                                          ------------------------


                                    BANK

                                    MICHIGAN NATIONAL BANK,
                                    a national banking association


                                    By:  [Illegible]
                                        --------------------------
                                    Its:     CAM
                                        --------------------------